Exhibit 99.1

Reynolds American Inc. P.O. Box 2990 Winston-Salem, NC 27102-2990

Contact:	Investor Relations:	Media:	RAI 2009-17
	Morris Moore	Jane Seccombe
	(336) 741-3116	(336) 741-5068
3Q09 results reaffirm RAI’s fundamental strength;
Company raises full-year outlook
WINSTON-SALEM, N.C. – Oct. 22, 2009

Third Quarter and Nine Months 2009 — At a Glance
•	Adjusted EPS: third quarter at $1.24, down 3.9 percent; nine months at $3.54, up 0.6 percent
o	Excludes non-cash trademark impairments in both years, and prior-year restructuring charges and gain from joint-venture termination
•	Reported EPS: third quarter at $1.24, up 72.2 percent; nine months at $2.56, down 30.2 percent

•	RAI increases 2009 guidance: Adjusted EPS range of $4.60 to $4.70

•	R.J. Reynolds Tobacco Company posts additional margin gains

•	Conwood captures 29.9 percent share of moist-snuff market

•	RAI again recognized as a leader in corporate sustainability
All references in this release to “reported” numbers refer to GAAP measurements; all “adjusted” numbers are non-GAAP, as defined in schedules 2 and 3 of this release, which reconcile reported to adjusted results for the third quarter and nine months.
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Reynolds American Inc. (NYSE: RAI) today announced third-quarter 2009 earnings of $1.24 per share on both an adjusted and reported basis. Adjusted EPS was down 3.9 percent from the prior-year period. On a reported basis, EPS was up 72.2 percent, driven by prior-year trademark impairment and restructuring charges.
For the first nine months of 2009, reported EPS was $2.56, down 30.2 percent from the prior-year period. Current-year trademark impairment charges were greater than the impact of a prior-year joint-venture (JV) gain and trademark and restructuring charges. Excluding trademark impairments, the JV gain and restructuring charges, nine-month adjusted EPS was up 0.6 percent at $3.54 as higher pricing, productivity and moist-snuff volume offset cigarette volume declines and higher pension and legal expense.
RAI again raised and narrowed its full-year guidance, and now expects 2009 adjusted EPS of $4.60 to $4.70, which excludes any trademark impairment charges, but includes a $0.40 per share year-over-year increase in pension expense.
3Q and Nine Month 2009 Financial Results – Highlights
(unaudited)
(all dollars in millions, except per-share amounts;
for reconciliations, including GAAP to non-GAAP, see schedules 2 and 3)

	For the Three Months			For the Nine Months
	Ended Sept. 30			Ended Sept. 30
			%			%
	2009	2008	Change	2009	2008	Change
Net sales	$2,152	$2,272	(5.3)%	$6,323	$6,668	(5.2)%

Operating income
Reported (GAAP)	$636	$399	59.4%	$1,382	$1,542	(10.4)%
Adjusted (Non-GAAP)	636	663	(4.1)%	1,835	1,806	1.6%

Net income
Reported (GAAP)	$362	$211	71.6%	$747	$1,080	(30.8)%
Adjusted (Non-GAAP)	362	377	(4.0)%	1,032	1,036	(0.4)%

Net income per diluted share
Reported (GAAP)	$1.24	$0.72	72.2%	$2.56	$3.67	(30.2)%
Adjusted (Non-GAAP)	1.24	1.29	(3.9)%	3.54	3.52	0.6%
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MANAGEMENT’S PERSPECTIVE
Overview
“Reynolds American’s third-quarter results reflect continued improvement in the company’s operating businesses despite the year’s many challenges,” said Susan M. Ivey, RAI’s chairman, president and chief executive officer.
“This year has been marked by unprecedented increases in excise taxes on tobacco products, an extremely weak economy and intense competitive activity,” she said. “But the strength of our strategies and our operating companies’ brands has allowed us to continue to perform well even in these difficult times.
“Our results for the first nine months of the year support the improved full-year outlook we announced today,” she said. The company now expects 2009 adjusted EPS of $4.60 to $4.70, which excludes trademark impairments.
“In addition,” Ivey said, “our recent 6 percent dividend increase brought RAI’s annualized rate to $3.60 a share, further demonstrating our confidence in Reynolds American and our operating businesses as we move ahead.”
Ivey said that the third quarter was highlighted by additional improvements in adjusted operating margin and key-brand share performance at R.J. Reynolds, continued strong gains in moist-snuff volume and share at Conwood, and robust growth at Santa Fe Natural Tobacco Co.
She noted that RAI was recently recognized as a leader in corporate sustainability for the second consecutive year by being awarded membership in the 2009-2010 Dow Jones Sustainability North America Index. “We’re very pleased with this independent recognition of our ongoing sustainability and responsibility efforts,” she said.
“RAI’s total-tobacco business model and the strategies of our operating companies, which continue to drive growth and innovation while keeping a sharp focus on productivity, serve us extremely well in this evolving tobacco environment,” Ivey said. “These strengths support our commitment to building shareholder value.”
R.J. Reynolds
“R.J. Reynolds had another solid quarter, with a higher adjusted operating margin and cigarette volume declines that were more in line with the industry average,” said Daniel M. Delen, R.J. Reynolds’ chairman, president and chief executive officer. Compared with the prior-year period, higher pricing, lower promotional expense and continued productivity gains largely offset the impact of lower cigarette volume and higher pension expense.
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R.J. Reynolds’ third-quarter operating income of $532 million was down 4.7 percent from the prior-year period. This includes the impact of higher quarter-over-quarter pension expense of about $45 million. In contrast, the company’s operating margin of 28.5 percent was up 0.5 percentage points on the strength of higher pricing and productivity improvements.
For the first nine months, adjusted operating income of $1.55 billion was up 1.6 percent. This excludes non-cash trademark impairment charges of $377 million, but includes higher pension expense of about $135 million. Nine-month adjusted operating margin of 28.1 percent was 2.1 percentage points higher than the prior-year period.
“Our refined brand-portfolio strategy, as well as productivity and promotional efficiency efforts, are working well and are driving consistent improvement in our margins this year,” Delen said.
R.J. Reynolds’ third-quarter cigarette shipment volume declined 11.0 percent from the prior-year period, compared with an industry decline of 12.6 percent. The company’s performance benefited from strong volume on Pall Mall, which retained a significant portion of the volume it gained from its second-quarter pulse promotion.
For the first nine months, R.J. Reynolds’ cigarette volume declined 9.1 percent, which was much more in line with the industry average of 8.9 percent.
R.J. Reynolds’ total third-quarter cigarette market share was 28.2 percent, down 0.2 percentage points from the prior-year period, with growth-brand gains partially offsetting declines in the company’s support and non-support brands. Delen noted that the company’s total cigarette market share has remained relatively stable since the beginning of 2008, as growth-brand gains have offset share declines in other brands.
The company’s growth brands, Camel and Pall Mall, increased third-quarter cigarette market share by 2.1 percentage points, bringing their combined share to 12.7 percent. These brands have now grown to 45 percent of R.J. Reynolds’ total cigarette share.
Camel, the company’s leading premium brand, continued to show strength, with a third-quarter total-tobacco market share of 8.0 percent, up 0.2 percentage points from the prior-year period, as performance from Camel Snus more than offset a modest cigarette decline of 0.1 percentage points. Camel’s third-quarter cigarette share was 7.7 percent.
“Our focus on strengthening the performance of Camel’s core cigarette styles included eliminating 13 non-core styles since the beginning of last year,” Delen said. “This puts more focus on Camel’s core styles at retail, and reduces complexity in manufacturing and throughout the supply chain.”
R.J. Reynolds’ latest cigarette innovation, Camel Crush, continues to perform well, with market share of 0.7 percent in the third quarter. Delen noted that this new style has delivered consistently good results since its national introduction a year ago, even though it has received relatively low promotional support.
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Camel Crush uses R.J. Reynolds’ innovative capsule technology to offer smokers the choice of regular or menthol with each cigarette. In August, the company expanded the use of this technology to Camel’s two core menthol styles to enhance the brand’s performance in the growing menthol category. These styles now offer adult smokers the option of adding more menthol flavor to each cigarette at any time.
“Our capsule technology offers a meaningful product point of difference,” Delen said. “It lets adult smokers decide how they most enjoy each cigarette, an option offered by no other brand.”
Camel’s innovative smokeless tobacco products — Camel Snus and three styles of Camel Dissolvables — also continued to make good progress.
Camel Snus, which was expanded nationally in the first quarter of this year, continues to gain awareness and trial. Its third-quarter market share was 0.3 percentage points on a cigarette-equivalent basis, which assumes that a tin of Camel Snus is equal to a pack of cigarettes.
Camel Dissolvables — Orbs, Sticks and Strips — are currently in three lead markets. These products are made of finely-milled tobacco and completely dissolve in the mouth, offering consumers the most discreet and convenient way to enjoy tobacco today. “We’re excited about the potential of these new products, and we’re gaining valuable consumer insights about Dissolvables in their three lead markets,” Delen said.
Pall Mall, R.J. Reynolds’ other growth brand, continues to perform very well. The brand’s high quality, great price and the fact that it lasts longer than other cigarettes, offers exceptional value to consumers. That makes Pall Mall especially appealing in the current economic environment. The brand’s third-quarter market share rose 2.3 percentage points from the prior-year period, to 5.0 percent.
Pall Mall began another pulse promotion in October, and the company expects this to generate higher levels of trial and conversion.
Pall Mall retains about half of its share gains from promotions, and the brand has added more than 2 share points since its second-quarter promotion.
Delen said that R.J. Reynolds’ results reflect the company’s fundamentally strong position amid a changing tobacco industry.
“We’re continuing to shape the business for long-term, sustainable success,” he said. “That means operating our cigarette businesses as efficiently as possible, expanding successfully into new tobacco products, and creating a cost base and organizational structure that delivers speed and flexibility, while generating more resources to invest in areas that offer the greatest opportunities for growth.”
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Conwood
“Conwood’s third-quarter performance was highlighted by continued strong gains in moist-snuff volume and share,” said Bryan K. Stockdale, Conwood’s president and chief executive officer. “Conwood’s total moist-snuff market share is now just under 30 percent, with Grizzly continuing to deliver exceptional growth.”
Conwood’s third-quarter operating income was $93 million, down 5.1 percent from the prior-year period, with Grizzly pricing and volume gains partially offsetting lower margins on Kodiak, as well as volume declines in roll-your-own and little cigars. The company reduced Kodiak’s price in the second quarter to make it competitive with other premium brands.
Conwood’s third-quarter operating margin was down 1.4 percentage points, at 52.7 percent, primarily due to Kodiak’s lower margins.
For the first nine months, Conwood’s adjusted operating income was down 2.4 percent at $269 million, which excludes non-cash trademark impairments of $76 million. The company’s adjusted operating margin of 52.5 percent was 1.2 percentage points higher than the prior-year period.
Third-quarter moist-snuff category shipment volume was 3.9 percent higher than the prior-year period. Conwood’s moist-snuff volume growth continued to outpace the category, with an 11.7 percent third-quarter gain.
For the nine-month period, total category shipments were up 3.6 percent, while Conwood’s volume increased 6.6 percent.
The company’s share of shipments also continued to show excellent growth in the third quarter, with a 1.9 percentage point increase to a total share of 29.9 percent.
Grizzly continued to enhance its position as the moist-snuff category leader despite substantial premium-brand price reductions and significant competitive promotions. Grizzly’s third-quarter share of 25.6 percent was up 2.1 percentage points from the prior-year period.
“Grizzly’s high quality and strong equity have maintained the brand’s outstanding growth momentum even in the face of intense competition,” Stockdale said.
“Grizzly now accounts for more than half of the moist-snuff value segment, and it has captured about 85 percent of total category growth this year,” he said. “Grizzly has also enhanced its profitability with a June price increase of 10 cents a can.”
Grizzly’s volume rose 15.6 percent in the third quarter, bringing its nine-month volume growth to 10.0 percent.
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Conwood’s premium Kodiak brand had third-quarter share of 3.9 percent, down 0.2 percentage points from the prior-year period. However, Kodiak’s share has increased by 0.2 percentage points since the brand’s April price reduction.
“Conwood’s latest premium introduction, Camel Dip, has delivered very encouraging consumer response in its two lead markets,” Stockdale said. “Consumers like the innovative packaging and unique products, and we’re encouraged by what we’ve seen and learned to this point.”
Conwood is confident that over time these product and packaging points of difference, supported by the heritage of the Camel brand, will help the company improve its position in the premium moist-snuff segment.
“I’m extremely pleased with Conwood’s third-quarter and nine-month performance given the significant challenges this year,” Stockdale said. “The company is well positioned for growth as we move forward.”
FINANCIAL UPDATE
“RAI’s performance has been solid for the third-quarter and nine-month periods in light of the significant excise-tax increases, the difficult economic environment and changes in the competitive landscape,” said Thomas R. Adams, Reynolds American’s chief financial officer. “Our two reportable business segments continued to strengthen their businesses despite these challenges.”
Adams noted that Reynolds American reaffirmed its commitment to building shareholder value with an increase of $0.05 a share in the quarterly dividend earlier this month, bringing the rate to $0.90 a share. The annualized dividend of $3.60 a share maintains the company’s policy of returning about 75 percent of net income to its shareholders in the form of dividends. RAI’s total dividend payout since it became a public company in 2004 is $4.2 billion, Adams said.
In the third quarter, RAI’s EPS was $1.24 on both an adjusted and reported basis, including $0.10 a share in higher pension expense. Adjusted EPS was down 3.9 percent from the prior-year period. This excludes prior-year non-cash trademark impairment charges of $0.37 a share and restructuring charges of $0.20 a share. On a reported basis, EPS was up 72.2 percent from the prior-year quarter.
For the nine months, adjusted EPS was $3.54, up 0.6 percent from the prior-year period. This excludes non-cash trademark impairments of $0.98 a share and prior-year impairments of $0.37 a share, restructuring charges of $0.19 a share and a gain of $0.71 a share from the Gallaher JV termination. On a reported basis, EPS of $2.56 was down 30.2 percent from the prior-year period.
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“Based on these results and greater clarity on the balance of the year, we’ve increased and narrowed RAI’s full-year guidance to an adjusted EPS range of $4.60 to $4.70, up from $4.40 to $4.60,” Adams said. “Our guidance excludes any trademark impairment charges, but includes a year-on-year impact of $0.40 a share in higher pension expense.”
Adams said that RAI ended the quarter with a cash balance of $2.5 billion. He noted that the company contributed an additional $110 million to the pension plan in September, bringing the year-to-date total to $168 million. The company plans to make an additional contribution in the fourth quarter.
“R.J. Reynolds and Conwood remain focused on building strength and momentum,” Adams said. “Although there will be challenges, improved performance at both our reportable business segments, coupled with RAI’s disciplined approach, will serve our shareholders well.”
CONFERENCE CALL WEBCAST TODAY
Reynolds American will webcast a conference call to discuss third-quarter 2009 results at 10:30 a.m. Eastern Time on Thursday, Oct. 22, 2009. The call will be available live online on a listen-only basis. To register for the call, please visit the “Investors” section of www.ReynoldsAmerican.com. A replay of the call will be available on the site for 30 days. Investors, analysts and members of the news media can also listen to the live call by phone by dialing 800-238-9007 (toll free) or 719-325-2103 (international). Remarks made during the conference call will be current at the time of the call and will not be updated to reflect subsequent material developments. Although news media representatives will not be permitted to ask questions during the call, they are welcome to monitor the remarks on a listen-only basis. Following the call, media representatives may direct inquiries to Jane Seccombe at (336) 741-5068.
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WEB DISCLOSURE
Effective Jan. 1, 2010, RAI’s Web site, www.ReynoldsAmerican.com, will be the primary source of publicly disclosed news about RAI and its operating companies. We will use the Web site as our primary means of distributing quarterly earnings and other company news. We encourage investors and others to register at www.ReynoldsAmerican.com to receive alerts when news about the company has been posted.
RISK FACTORS
Statements included in this news release that are not historical in nature are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements regarding future events or the future performance or results of RAI and its subsidiaries inherently are subject to a variety of risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements.
These risks and uncertainties include:
•	the substantial and increasing taxation and regulation of tobacco products, including the recent federal excise tax increases, and the regulation of tobacco products by the U.S. Food and Drug Administration (FDA);

•	the possibility that the FDA will issue a regulation prohibiting menthol as a flavor in cigarettes or that the FDA will extend the ban characterizing flavors to smokeless tobacco products;

•	various legal actions, proceedings and claims relating to the sale, distribution, manufacture, development, advertising, marketing and claimed health effects of tobacco products that are pending or may be instituted against RAI or its subsidiaries;

•	the potential difficulty of obtaining bonds as a result of litigation outcomes;

•	the substantial payment obligations with respect to cigarette sales, and the substantial limitations on the advertising and marketing of cigarettes (and of RJR Tobacco’s smokeless tobacco products) under the Master Settlement Agreement;

•	the continuing decline in volume in the domestic cigarette industry and RAI’s dependence on the U.S. cigarette industry;

•	concentration of a material amount of sales with a single customer or distributor;

•	competition from other manufacturers, including industry consolidations or any new entrants in the marketplace;

•	increased promotional activities by competitors, including deep-discount cigarette brands;

•	the success or failure of new product innovations and acquisitions;

•	the responsiveness of both the trade and consumers to new products, marketing strategies and promotional programs;
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•	the ability to achieve efficiencies in the businesses of RAI’s operating companies, including outsourcing functions, without negatively affecting sales;

•	the reliance on a limited number of suppliers for certain raw materials;

•	the cost of tobacco leaf and other raw materials and other commodities used in products;

•	the effect of market conditions on foreign currency exchange rate risk, interest rate risk and the return on corporate cash;

•	declining liquidity in the financial markets, including bankruptcy of lenders participating in RAI’s credit facility;

•	the impairment of goodwill and other intangible assets, including trademarks;

•	the effect of market conditions on the performance of pension assets or any adverse effects of any new legislation or regulations changing pension expense accounting or required pension funding levels;

•	the substantial amount of RAI debt;

•	the credit rating of RAI and its securities;

•	any restrictive covenants imposed under RAI’s debt agreements;

•	the possibility of fire, violent weather and other disasters that may adversely affect manufacturing and other facilities;

•	the significant ownership interest of Brown & Williamson Holdings, Inc., RAI’s largest shareholder, in RAI and the rights of B&W under the governance agreement between the companies;

•	the expiration of the standstill provisions of the governance agreement; and

•	the potential existence of significant deficiencies or material weaknesses in internal control over financial reporting that may be identified during the performance of testing required under Section 404 of the Sarbanes-Oxley Act of 2002.
Due to these risks and uncertainties, you are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this news release. Except as provided by federal securities laws, RAI is not required to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.
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ABOUT US
Reynolds American Inc. (NYSE: RAI) is the parent company of R.J. Reynolds Tobacco Company, Conwood Company, LLC and Santa Fe Natural Tobacco Company, Inc.
     • R.J. Reynolds Tobacco Company is the second-largest U.S. tobacco company. The company’s brands include five of the 10 best-selling cigarettes in the United States: Camel, Pall Mall, Winston, Kool and Doral.
     • Conwood Company, LLC is the nation’s second-largest manufacturer of smokeless tobacco products. Its leading brands are Kodiak, Grizzly and Levi Garrett. Conwood also sells and distributes a variety of tobacco products manufactured by Lane, Limited, including Winchester and Captain Black little cigars, and Bugler roll-your-own tobacco.
     • Santa Fe Natural Tobacco Company, Inc. manufactures Natural American Spirit cigarettes and other additive-free tobacco products, and manages and markets other super-premium brands.
Copies of RAI’s news releases, annual reports, SEC filings and other financial materials, including risk factors containing forward-looking information, are available at www.ReynoldsAmerican.com.
(financial and volume tables follow)
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Schedule 1
REYNOLDS AMERICAN INC.
Condensed Consolidated Statements of Income — GAAP
(Dollars in Millions, Except Per Share Amounts)
(Unaudited)

	Three Months Ended		Nine Months Ended
	Sept. 30,		Sept. 30,
	2009	2008	2009	2008
Net sales, external	$2,045	$2,156	$6,017	$6,330
Net sales, related party	107	116	306	338

Net sales	2,152	2,272	6,323	6,668
Cost of products sold	1,138	1,229	3,337	3,698
Selling, general and administrative expenses	371	375	1,129	1,148
Amortization expense	7	5	22	16
Restructuring charges	—	91	—	91
Trademark impairment charge	—	173	453	173

Operating income	636	399	1,382	1,542
Interest and debt expense	60	68	190	208
Interest income	(5)	(16)	(15)	(51)
Gain on termination of joint venture	—	—	—	(328)
Other expense, net	2	13	9	3

Income before income taxes	579	334	1,198	1,710
Provision for income taxes	217	123	451	630

Net income	$362	$211	$747	$1,080

Basic net income per share	$1.24	$0.72	$2.56	$3.67

Diluted net income per share	$1.24	$0.72	$2.56	$3.67

Basic weighted average shares, in thousands (1)	291,371	292,388	291,380	294,050

Diluted weighted average shares, in thousands (1)	291,920	292,578	291,741	294,259

Segment data:
Net sales:
RJR Tobacco (2)	$1,867	$1,994	$5,513	$5,858
Conwood	177	181	512	536
All Other (2)	108	97	298	274

	$2,152	$2,272	$6,323	$6,668

Operating income:
RJR Tobacco (2)	$532	$304	$1,170	$1,268
Conwood	93	98	193	275
All Other (2)	36	24	85	75
Corporate	(25)	(27)	(66)	(76)

	$636	$399	$1,382	$1,542

Supplemental information:
Excise tax expense	$1,155	$492	$2,812	$1,429
Master settlement agreement and other state settlement expense	$643	$695	$1,917	$2,079
Federal tobacco buyout expense	$61	$59	$179	$186

(1)	In response to authoritative GAAP, unvested restricted shares outstanding under RAI’s LTIP are included in basic and diluted EPS. The basic and diluted net income per share amounts for the nine months ended September 30, 2008, have been adjusted from $3.68.

(2)	Adjusted to reflect results of the business of certain U.S. territories, U.S. duty-free shops and U.S. overseas military bases transferred January 1, 2009, into the RJR Tobacco segment from All Other.

Schedule 2
REYNOLDS AMERICAN INC.
Reconciliation of GAAP to Adjusted Results
(Dollars in Millions)
(Unaudited)
RAI management uses “adjusted” (non-GAAP) measurements to set performance goals and to measure the performance of the overall company, and believes that investors’ understanding of the underlying performance of the company’s continuing operations is enhanced through the disclosure of these metrics. “Adjusted” (non-GAAP) results are not, and should not be viewed as, substitutes for “reported” (GAAP) results.

	Three Months Ended Sept. 30,
	2009			2008
	Operating	Net	Diluted	Operating	Net	Diluted
	Income	Income	EPS	Income	Income	EPS
GAAP results	$636	$362	$1.24	$399	$211	$0.72
The GAAP results include the following:
Restructuring charges	—	—	—	91	57	0.20
Trademark impairment charge	—	—	—	173	109	0.37

Total adjustments	—	—	—	264	166	0.57

Adjusted results	$636	$362	$1.24	$663	$377	$1.29

	Nine Months Ended Sept. 30,
	2009			2008
	Operating	Net	Diluted	Operating	Net	Diluted
	Income	Income	EPS	Income	Income	EPS
GAAP results	$1,382	$747	$2.56	$1,542	$1,080	$3.67
The GAAP results include the following:
Restructuring charges	—	—	—	91	57	0.19
Trademark impairment charge	453	285	0.98	173	109	0.37
Gain on termination of joint venture	—	—	—	—	(210)	(0.71)

Total adjustments	453	285	0.98	264	(44)	(0.15)

Adjusted results	$1,835	$1,032	$3.54	$1,806	$1,036	$3.52

Condensed Consolidated Balance Sheets
(Dollars in Millions)
(Unaudited)

	Sept. 30,	Dec. 31,
	2009	2008
Assets
Cash and cash equivalents	$2,513	$2,578
Short-term investments	6	23
Other current assets	2,557	2,418
Trademarks and other intangible assets, net	2,795	3,270
Goodwill	8,174	8,174
Other noncurrent assets	1,593	1,691

	$17,638	$18,154

Liabilities and shareholders’ equity
Tobacco settlement accruals	$2,396	$2,321
Other current liabilities	1,525	1,602
Long-term debt (less current maturities)	4,144	4,486
Deferred income taxes, net	233	282
Long-term retirement benefits (less current portion)	2,614	2,836
Other noncurrent liabilities	370	390
Shareholders’ equity	6,356	6,237

	$17,638	$18,154

Schedule 3
REYNOLDS AMERICAN INC.
Reconciliation of GAAP to Adjusted Operating Income by Segment
R.J. Reynolds is the second largest cigarette manufacturer in the United States and manages a contract manufacturing business. R.J. Reynolds’ 2008 segment results have been adjusted to include the business of U.S. territories, U.S. duty-free shops and U.S. overseas military bases transferred January 1, 2009 from All Other.
Conwood is the second largest smokeless tobacco products manufacturer in the United States.
Management uses “adjusted” (non-GAAP) measurements to set performance goals and to measure the performance of the company, and believes that investors’ understanding of the underlying performance of the company’s continuing operations is enhanced through the disclosure of these metrics.

	Three Months Ended Sept. 30,
	2009		2008
	R.J. Reynolds	Conwood	R.J. Reynolds		Conwood
GAAP operating income	$532	$93	$304		$98

The GAAP results include the following:
Restructuring charges	—	—	81	*	—
Trademark impairment charge	—	—	173		—

Total adjustments	—	—	254		—

Adjusted operating income	$532	$93	$558		$98

	Nine Months Ended Sept. 30,
	2009		2008
	R.J. Reynolds	Conwood	R.J. Reynolds		Conwood
GAAP operating income	$1,170	$193	$1,268		$275

The GAAP results include the following:
Restructuring charges	—	—	81	*	—
Trademark impairment charge	377	76	173		—

Total adjustments	377	76	254		—

Adjusted operating results	$1,547	$269	$1,522		$275

*	RAI and its operating companies recorded aggregate restructuring charges of $91 million in the third quarter of 2008.

Schedule 4
R.J. REYNOLDS VOLUMES AND SHARE OF MARKET
UNIT VOLUME (in billions):

	Three Months Ended				Nine Months Ended
	Sept. 30,		Change		Sept. 30,		Change
	2009	2008	Units	%	2009	2008	Units	%
Camel (filter styles)	5.5	6.3	(0.8)	-12.4%	16.2	17.7	(1.5)	-8.6%
Pall Mall	3.8	2.4	1.3	55.0%	10.2	6.2	4.0	63.3%

Total growth brands	9.3	8.7	0.6	6.4%	26.4	23.9	2.4	10.2%

Total support brands	9.3	11.6	(2.3)	-20.1%	29.1	35.5	(6.4)	-17.9%

Total non-support brands	2.0	2.8	(0.8)	-27.3%	6.2	8.4	(2.2)	-26.4%

Total R.J. Reynolds domestic	20.6	23.1	(2.5)	-11.0%	61.7	67.8	(6.2)	-9.1%

Total premium	12.2	14.4	(2.2)	-15.1%	36.8	42.5	(5.7)	-13.4%
Total value	8.4	8.7	(0.4)	-4.1%	24.9	25.3	(0.5)	-1.8%
Premium/total mix	59.3%	62.2%	-2.9%		59.7%	62.7%	-3.0%

Industry	80.1	91.6	(11.5)	-12.6%	238.3	261.7	(23.4)	-8.9%
Premium	56.5	66.1	(9.6)	-14.6%	168.7	190.2	(21.5)	-11.3%
Value	23.6	25.5	(1.9)	-7.4%	69.7	71.5	(1.8)	-2.6%
Premium/total mix	70.5%	72.2%	-1.7%		70.8%	72.7%	-1.9%
RETAIL SHARE OF MARKET:

	Three Months Ended			Nine Months Ended
	Sept. 30,			Sept. 30,
	2009	2008	Change	2009	2008	Change
Camel (filter styles)	7.7%	7.8%	(0.1)	7.6%	7.6%	(0.0)
Pall Mall	5.0%	2.8%	2.3	4.4%	2.5%	1.8

Total growth brands	12.7%	10.5%	2.1	11.9%	10.1%	1.8

Total support brands	12.7%	14.5%	(1.8)	13.3%	14.7%	(1.4)

Total non-support brands	2.8%	3.4%	(0.6)	2.9%	3.5%	(0.6)

Total R.J. Reynolds domestic	28.2%	28.4%	(0.2)	28.2%	28.4%	(0.2)
Amounts are rounded on an individual basis and, accordingly, may not sum in the aggregate.
R.J. Reynolds’ support brands include Winston, Doral, Kool, Salem, Misty and Capri.
Industry data based on information from Management Science Associates, Inc.
Retail shares of market are as reported by Information Resources Inc./Capstone.

Schedule 5
CONWOOD VOLUMES AND SHARE OF SHIPMENTS
UNIT VOLUME (in millions of cans):

	Three Months Ended				Nine Months Ended
	Sept. 30,		Change		Sept. 30,		Change
	2009	2008	Units	%	2009	2008	Units	%
Kodiak	12.6	13.6	(1.0)	-7.1%	35.5	39.5	(3.9)	-10.0%
Other premium	0.8	0.7	0.1	9.6%	2.2	2.1	0.1	3.0%

Total premium	13.4	14.3	(0.9)	-6.2%	37.7	41.6	(3.9)	-9.3%

Grizzly	80.7	69.8	10.9	15.6%	226.5	205.9	20.6	10.0%
Other price-value	0.3	0.4	(0.1)	-28.9%	0.9	1.3	(0.4)	-29.0%

Total price-value	81.0	70.2	10.8	15.3%	227.4	207.2	20.2	9.7%

Total moist snuff cans	94.4	84.5	9.9	11.7%	265.1	248.8	16.3	6.6%
SHARE OF SHIPMENTS:

	Three Months Ended			Nine Months Ended
	Sept. 30,			Sept. 30,
	2009	2008	Change	2009	2008	Change
Kodiak	3.9%	4.1%	(0.2)	3.8%	4.1%	(0.3)
Total premium	4.2%	4.3%	(0.1)	4.1%	4.4%	(0.3)

Grizzly	25.6%	23.5%	2.1	25.3%	22.9%	2.3
Total price-value	25.7%	23.7%	2.1	25.4%	23.1%	2.3

Total Conwood	29.9%	28.0%	1.9	29.4%	27.4%	2.0
Amounts are rounded on an individual basis and, accordingly, may not sum in the aggregate.
Share data for total moist snuff based on distributor reported data processed by Management Science Associates, Inc.